EXHIBIT 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF

MFA FINANCIAL, INC.

Restrictions on Trading

MFA Financial, Inc. Common Stock and Series B Preferred Stock

During Upcoming 401(k) Plan Blackout Period

This notice is to inform you that, as directors and executive officers of MFA Financial, Inc. (the “Company”), you will be prohibited from trading in the Company’s common stock (the “Common Stock”) and the Company’s 7.50% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”) and related securities during a blackout period that will begin at 4:00 p.m. Eastern Time on December 1, 2025, and that is scheduled to end following the close of business on December 5, 2025 (the “blackout period”).

The blackout period is being imposed to comply with Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR adopted by the Securities and Exchange Commission (the “Regulations”) in connection with the removal of each of the Common Stock and the Series B Preferred as investment options under the MFA Financial, Inc. 40l(k) Savings Plan (the “Plan”) and the liquidation of shares of Common Stock and Series B Preferred held in the Plan at the time of the blackout period.

Trading Restrictions

During the blackout period, you will be prohibited from, directly or indirectly, engaging in any purchase, sale, transfer, acquisition, or disposition of any shares of Common Stock and/or the Series B Preferred, including any options or other derivative securities with respect to any of these stocks, subject to limited exclusions and exemptions. These restrictions apply whether or not you are a participant in, or are eligible to participate in, the Plan. Please note that these trading prohibitions also apply to shares of Common Stock and Series B Preferred held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

The Company will advise you if the blackout period ends earlier or later than the scheduled date and time.

Please note that this notice is required to be provided to you to comply with the Regulations. The trading restrictions discussed herein are in addition to the restrictions on trading activity under the Company's Insider Trading Policy, which generally prohibit trading in the Company’s securities except during an open “trading window.”

Questions

If you have any questions concerning this notice, the blackout period or transactions in Common Stock or Series B Preferred affected by the blackout period, please contact Hal Schwartz, the Company’s Senior Vice President and General Counsel, by telephone at 212-207-6400, or in writing, at c/o MFA Financial, Inc., One Vanderbilt Avenue, 48th Floor, New York, New York 10017.

Date: October 30, 2025